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                                                                    EXHIBIT 99.2

                                  SUPPLEMENT A
                            TO THE VIRBAC CORPORATION
            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

1.    Purpose

      The Sarbanes-Oxley Act requires the Committee to pre-approve any non-audit related services performed by the Company's independent auditor. The Committee must evaluate these non-audit related services to ensure that such services would not impair the auditor's independence from the Company. This Supplement A to the Virbac Corporation Charter of the Audit Committee of the Board of Directors sets forth the procedures and conditions pursuant to which the Committee may pre-approve non-audit related services proposed to be performed by the Company's independent auditor (the "Pre-Approval Policy").

      The Company's independent auditor has reviewed the policies set forth in this Pre-Approval Policy and has agreed to satisfy the provisions hereof applicable to the Company's independent auditor.

2.    Pre-Approval Conditions

      In determining whether to pre-approve a proposed non-audit related service, the Committee will consider multiple factors taken as a whole, including without limitation, the following:

      (a) Whether the proposed service has been specifically prohibited by the Securities and Exchange Commission (the "SEC");

      (b) Whether the Company's independent auditor is best positioned to provide such service in the most effective, efficient and economical manner; and

      (c) Whether an appropriate ratio exists between the total amount of fees for audit services, audit-related services, tax services and other services which are non-audit related services.

3.    Pre-Approval Procedure

      Requests for the Company's independent auditor to perform non-audit related services shall be made pursuant to the following procedure:

      (a)   Company Request

            (i) The Company shall submit a written request (the "Company Request") to its independent auditor, which request shall include the following:

                  (A) A detailed description of the type and scope of the non-audit related service that the Company desires its independent auditor to perform (the "Requested Non-Audit Related Services"); and

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                  (B)   A written explanation as to why the Company believes
                        that the Company's independent auditor is best positioned to provide such service in the most effective, efficient and economical manner.

            (ii) The Company Request shall be sent to the Company's independent auditor with a copy to the Committee chairman.

      (b)   Auditor Response

            (i) Upon the receipt of the Company Request, the Company's independent auditor shall calculate the fees that it would charge to provide the Requested Non-Audit Related Services.

            (ii) The Company's independent auditor shall provide the following to the Committee:

                  (A) A written description of the Requested Non-Audit Related Services;

                  (B) A written description of the fees that it would charge to provide the Requested Non-Audit Related Services, which description shall include (A) the amount of such fees denominated in the applicable local currency and
                        (B) the amount of such fees denominated in United States dollars (the "Dollar Denominated Fee"); and

                  (C) A written request for Committee approval of the Requested Non-Audit Related Services in the amount of
                        (A) the Dollar Denominated Fee plus (B) ten percent (10%) of the Dollar Denominated Fee rounded to the nearest $1,000. If the amount of the Dollar Denominated Fee exceeds $10,000, the request required by this
                        Section 3(b)(ii)(C) shall be in the form of a formal engagement letter.

      (c)   Committee Decision.

            (i)   The Committee shall review the materials provided pursuant to
                  Section 3(b)(ii) above.

            (ii) If the Committee determines that the Requested Non-Audit Related Services are appropriate, the Committee is authorized to and shall approve the Requested Non-Audit Related Services. The Committee shall provide written notice of such approval to the Company's independent auditor and the Company. Notwithstanding the foregoing, if the written request for Committee approval requires a formal engagement letter, the Committee shall evidence approval of the Requested Non-Audit Related Services by executing the engagement letter and returning an executed copy to the Company's independent auditor with a copy to the Company.

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            (iii) All written correspondence relating to Requested Non-Audit
                  Related Services shall be included in the official records of the Committee.

4.    Prohibited Services

      Notwithstanding the procedure set forth in Section 3 above, the Committee shall not have the authority to approve non-audit related services that have been specifically prohibited by the SEC. The non-audit related services that have been specifically prohibited by the SEC as of the date the Committee adopted the Charter, including this Supplement A, are:

      (a) Bookkeeping and other services related to the accounting records or financial statements of the Company;

      (b)   Financial information systems design and implementation;

      (c) Appraisal or valuation services, fairness opinions or contribution-in-kind reports;

      (d)   Actuarial services;

      (e)   Internal audit outsourcing services;

      (f)   Management functions;

      (g)   Human resources;

      (h)   Broker-dealer, investment adviser or investment banking services;

      (i)   Legal services; and

      (j)   Expert services unrelated to the audit.

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